Exhibit 10.6

December 5, 2005

priceline.com Incorporated

800 Connecticut Avenue

Norwalk, CT   06854

Attention: Robert J. Mylod

Gentlemen:

This letter (the “Warrant Repurchase Agreement”) sets forth the terms of  our  agreement  with  respect to your repurchase from us of the warrants (the “Warrants”) to purchase shares of common stock of priceline.com Incorporated, a Delaware corporation (the “Company”),  issued to Marriott International, Inc., a Delaware corporation (“MII”), pursuant to the Warrant Agreement dated as of March 17, 2003, between the Company and MII, as amended pursuant to the Certificate as to Warrant Adjustments dated as of June 20, 2003 (collectively, the “Warrant Agreement”). Following the triggering of certain adjustment provisions, the Warrants relate to the right to purchase up to 833,333 shares of the Company’s common stock at an Exercise Price of $9.84 per share.  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Warrant Agreement.

1.       Repurchase of the Warrant; Consideration.  On the terms and subject to the conditions set forth herein, MII hereby agrees to the repurchase by the Company, without replacement, of the Warrants, effective as of the Closing, as defined below.  In consideration of such repurchase, the Company agrees to pay an amount to MII at the Closing in cash determined by multiplying (a) 833,333 by (b) the difference between (i) the current fair market value of one share of Common Stock determined in accordance with the Warrant Agreement on the trading day immediately prior to the Closing Date and (ii) the Exercise Price (the “Closing Consideration”).

2.       Closing.  The  closing  of  the  transactions  contemplated  by this letter  agreement  shall take place at the offices of the Company at 10:00 a.m. Eastern Standard Time on Monday,  December 5, 2005,  or at such other place and time as the parties may hereafter agree in writing (the  “Closing”).  At the Closing,

(a)  MII shall redeliver original copies of the Warrant Agreement and the Certificate, free and clear of any claims or Encumbrances, to the Company for cancellation;

(b)  The Company shall transmit the Closing Consideration to MII by wire transfer of immediately available funds to such account as MII shall have designated not less than 48 hours prior to the Closing; and

(c)  the Warrant Agreement shall be terminated and have no further force or effect.

3.       Covenants.

(a)           The Company covenants and agrees that it shall not enter into any agreement providing for a transaction that would result in a Change of Control (as defined below) without making express provision for the Acquiror (as defined below) to cause the Company to fully and timely  discharge its obligations hereunder, or for the Acquiror to fully and timely discharge such  obligations directly upon any default with respect thereto by the Company.  The Company shall make MII a designated third-party beneficiary of the foregoing undertaking by any Acquiror.

(b)           The term “Change of Control” shall mean (A) any acquisition by any person (including any individual or any corporation, partnership or other entity) or group of persons acting in concert  (individually or collectively, an “Acquiror”) of shares of common stock or other  securities  of the Company representing in the aggregate the right to cast a majority of votes for the election of the board of directors or other governing body of the Company; or (B) any acquisition by an Acquiror of assets of the Company constituting more than 50% in fair market value of the total  assets of the Company; or (C) any merger,  consolidation, recapitalization,  joint  venture or other transaction  pursuant to which any Acquiror acquires, directly or indirectly, the right to cast a majority of votes for the election of the board of directors or other governing body of the Company.

 4.       Other Continuing Relationships.  Neither anything herein nor the consummation of the transactions contemplated hereby shall affect in any manner any existing agreements or any  other business relationships between the Company or its affiliates and MII or its affiliates including, without limitation, the Amended and Restated Preferred Hotel Provider Agreement by and between the Company and MII dated as of March 14, 2003, as the same may be amended or restated (the “Preferred Agreement”).

5.       Representations And Warranties of the Company.

Each of MII and the Company hereby represents and warrants to the other as follows:

                (a)           Existence and Power.  It (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and (ii) has the corporate power and authority to execute, deliver and perform its obligations under this Warrant Repurchase Agreement.

                (b)           Authorization; No Contravention.  The execution, delivery and performance by it of this Warrant Repurchase Agreement and the transactions contemplated hereby (i) have been duly authorized by all necessary corporate action and (ii) do no contravene the terms of its Certificate of Incorporation or By-laws, each as amended as of and through the Issue Date.

                (c)           Governmental Authorization; Third-Party Consents.  No approval, consent, compliance, exemption or authorization of any governmental authority or agency, or of any other person or entity, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, it of this Warrant Repurchase Agreement or the transactions contemplated hereby.

                (d)           Binding Effect.  This Warrant Repurchase Agreement has been duly executed and delivered and constitutes a valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

6.       Miscellaneous.

                (a)           No Consequential Damages.  No party hereto shall be entitled to consequential damages as a result of any breach of a covenant, representation or warranty contained herein.

                (b)           Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                                (i)            if to the Company, to:

priceline.com Incorporated
800 Connecticut Avenue
Norwalk, CT 06854
Telecopy: (203) 299-8415
Attention: General Counsel

                                (ii)           if to MII, to:

Marriott International, Inc.
10400 Fernwood Road
Bethesda, MD 20817
Telecopy: (301) 380-1811
Attention: General Counsel

With a copy to the same address:
Telecopy: (301) 380-6727

Attention:	Assistant General Counsel,
Corporate Affairs and eCommerce
Dept. 52/923.23

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

                (c)           Successors; Third Party Beneficiaries. This Warrant Repurchase Agreement shall inure to the benefit of and be binding upon the successors of the parties hereto.  No person, other than the parties hereto and their successors, is intended to be a beneficiary of this Warrant Agreement.

(d)           Amendment and Waiver.

                                                                (i)            No failure or delay on the part of the Company, or MII in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company and MII at law, in equity or otherwise.

                                                                (ii)           Any amendment, supplement or modification of or to any provision of this Warrant Repurchase Agreement, any waiver of any provision of this Warrant Repurchase Agreement, and any consent to any departure by the Company or MII from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by the Company and the MII.

                (e)           Counterparts.  This Warrant Repurchase Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                (f)            Headings.  The headings in this Warrant Repurchase Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                (g)           GOVERNING LAW.  THIS WARRANT REPURCHASE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF ANY JURISDICTION.

                (h)           Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefit of the remaining provisions hereof.

                (i)            Publicity.  Except as may be required by law, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Warrant Repurchase Agreement or the transactions contemplated hereby, without prior approval by the other party (which approval shall not be unreasonably withheld); provided, however, that nothing in this Warrant Repurchase Agreement shall restrict either party from disclosing information (a) that is already publicly available, (b) to its attorneys, accountants, consultants and other advisors to the extent reasonably necessary to obtain their services in connection with MII’s investment or participation in the Company, (c) as required by law (including, without limitation, the filing of a Form 8-K with the U.S. Securities and Exchange Commission that may include a description and an electronic copy of this Warrant Repurchase Agreement), and (d) to MII’s hotel owners and franchisees participating in or benefiting from the MII’s reservation system or the Preferred Agreement.  If any announcement is required by law to be made by any party hereto concerning this Warrant Agreement or the transactions contemplated hereby, prior to making such announcement such party will deliver a draft of such announcement to the other party and shall give the other party an opportunity to comment thereon.

                (j)            Saturdays, Sundays, Holidays, Etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or a legal holiday.

                (k)           Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person, and otherwise fulfilling, or causing the fulfillment of, the various obligations made herein), as may be reasonably required or desirable to carry out or to perform the provisions of this Warrant Repurchase Agreement and to consummate and make effective as promptly as reasonably possible the transactions contemplated by this Warrant Repurchase Agreement.

[signatures appear on following page]

If the foregoing correctly states your understanding of our agreement, please countersign this letter agreement in the space provided below, whereupon this letter agreement shall constitute a binding agreement between us, enforceable in accordance with its terms.

Very truly yours,

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Richard S. Hoffman
	Name:	Richard S. Hoffman
	Title:	Executive Vice President
Mergers, Acquisitions & Business Development

Agreed and acknowledged as of the date first above written.

PRICELINE.COM INCORPORATED

By:	/s/ Robert J. Mylod
	Name:	Robert J. Mylod
	Title:	Chief Financial Officer